UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: September 22, 2010

Date of earliest event reported: September 21, 2010

CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2010, CAMAC Energy Inc. (the “Company”) announced that it appointed Mr. Byron A. Dunn as the Company’s new President, Chief Executive Officer, and member of the Board of Directors, effective October 1, 2010.

Prior to joining the Company, Mr. Dunn served from December 2007 to September 2010 as the President and Chief Executive Officer of GES - Global Energy Services (formerly IDM Group), a Houston, Texas-based drilling rig, power systems and expendable equipment manufacturer with operations in the U.S., Asia, and the Middle East. From September 2005 to December 2007, Mr. Dunn served as Senior Vice President of Harvest Natural Resources, Inc. (NYSE: HNR), a Houston, Texas-based international company focused on the acquisition and development of oil and gas fields, where he also served as the Managing Director of its Moscow-based Russian subsidiary, and Chairman of its joint venture with China National Offshore Oil Corporation (CNOOC). From 2003 through 2005, Mr. Dunn was Vice President of National Oilwell Varco (NYSE: NOV), a Houston, Texas-based multi-billion dollar market cap oilfield equipment manufacturer and supply chain service provider, where he also served as President of its Eastern Hemisphere Rig Solutions and as Chairman of the National Oilwell/Varco integration team. From 1997 to 2003, Mr. Dunn held multiple positions within UBS’ Global Energy and Power Group, including Oilfield Service Research Global Coordinator and Executive Director of the Investment Banking Group. Mr. Dunn began his career with San Ramon, California-based Chevron Corporation, where from 1980 until 1984 he worked as a drilling engineer in the Gulf of Mexico, with oversight of production and reservoir engineering support staff. Mr. Dunn is a graduate of the Illinois Institute of Technology with a BS, Chemical Engineering, and earned an MBA from the University of Chicago.

The Company and Mr. Dunn have entered into an employment agreement (“Employment Agreement”) pursuant to which Mr. Dunn shall receive an annual base salary of $375,000, a one-time cash sign-on bonus of $150,000, and payment of certain club membership and transportation expenses, and Mr. Dunn shall also be eligible to receive a discretionary cash performance bonus each year targeted at 100% of his then-current annual base salary. Also, effective on his start date of October 1, 2010, Mr. Dunn shall be issued 250,000 shares of Company restricted Common Stock subject to a one year vesting period, and an option to purchase 1.5 million shares of the Company’s Common Stock vesting 1/3 on December 1 of each of 2011, 2012 and 2013. In addition, in the event the Company terminates Mr. Dunn’s employment without Cause (as defined in the Employment Agreement) or Mr. Dunn resigns for Good Reason (as defined in the Employment Agreement, (i) the Company must pay to Mr. Dunn an amount equal to 24 months of his base salary plus target bonus as in effect immediately before Mr. Dunn’s termination or resignation (30 months in connection with a Change in Control, as defined in the Employment Agreement), (ii) the Company must pay to Mr. Dunn an amount equal to 24 months of the maximum contribution the Company may make for Mr. Dunn under the Company’s 401(k) plan (30 months in connection with a Change in Control, as defined in the Employment Agreement), (iii) any outstanding stock options and restricted stock shall become fully vested, and options shall remain exercisable for 12 months, (iv) the Company shall reimburse Mr. Dunn for up to $20,000 of outplacement services, and (v) the Company shall continue to provide Mr. Dunn and his dependents with the same level of insurance benefits received immediately prior to termination or resignation for up to 2 years, or until Mr. Dunn obtains similar replacement benefits through a new employer.

Other than the Employment Agreement described herein, there are no arrangements or understandings between Mr. Dunn and any other persons pursuant to which he was selected as an officer of the Company and there are no transactions between the Company and Mr. Dunn that would require disclosure under Item 404(a) of Regulation S-K.

Upon the effectiveness of Mr. Dunn’s appointment on October 1, 2010, current Interim Chief Executive Officer William E. Dozier will step down from the Interim Chief Executive Officer position that he has held since August 2010.

Item 8.01.	Other Events.

On September 22, 2010, the Company issued a press release announcing the appointment of Mr. Dunn as the Company’s President, Chief Executive Officer, and member of its Board of Directors, effective October 1, 2010. The text of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated September 22, 2010.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 22, 2010

CAMAC Energy Inc.

By: /s/ William E. Dozier
        William E. Dozier
        Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated September 22, 2010.